Exhibit 23.6

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 26, 2010, except for Notes 1 and 6, as to which the date is August 20, 2010, with respect to the combined statements of revenues and certain expenses of the Rockwood Predecessor Data Centers incorporated by reference in the Post Effective Amendment No. 1 to the Registration Statement (Form S-3 Nos. 333-158958 and 333-158958-01) and related prospectus of Digital Realty Trust, Inc. and Digital Realty Trust, L.P.

/s/ Ernst & Young LLP

San Francisco, CA

November 12, 2010